Exhibit 10.8

Execution Version

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (“Agreement”) is made this 10th day of June, 2021 and effective as of the Effective Date (as defined below), by and between LifeMD, Inc., a Delaware corporation (the “Company”), having its corporate headquarters at 800 Third Avenue, Suite 2800, New York NY 10022, and Alex Mironov, an individual and resident of the State of New Jersey with and address at P.O. Box 218, Alpine, NJ 07620 (the “Employee”).

The Company and Employee are hereinafter sometimes referred to collectively as the “Parties” and individually as a “Party.”

WlTNESSETH:

WHEREAS, the Company desires to employ Employee, and Employee agrees to work in the employ of the Company; and

WHEREAS, the Parties hereto desire to set forth the terms of Employee’s employment with the Company.

NOW, THEREFORE, for and in consideration of the mutual promises, covenants and obligations contained herein, the Company and Employee hereby agree as follows:

1. Employment. The Company hereby employs Employee, and Employee hereby accepts employment by the Company, on the terms and conditions hereinafter set forth.

2. Duties and Responsibilities.

(a) Commencing on June 10, 2021 (the “Effective Date”), Employee shall serve in the position of President. During the Employment Term (as defined below), Employee shall: (i) be subject to all the Company’s established policies, rules, and regulations applicable to its executives, (ii) report to, and be subject to the direction and control of, the Company’s Chief Executive Officer; and (iii) perform such duties commensurate with Employee’s position as shall be reasonably assigned by the Company to Employee, including but not limited to Employee’s sourcing, and material contribution to the consummation, of Pharmaceutical Deals (as defined below).

(b) During the Employment Term, and excluding any periods of vacation, paid holiday, and sick and personal leave to which Employee may be entitled under the Company’s policies, this Agreement or applicable federal, state or local law, Employee agrees to devote substantially all of his business time, energies, skills and attention to the business and affairs of the Company and any corporation, partnership, limited liability company or other entity owned or controlled, directly or indirectly, by the Company (each, a “Subsidiary”), to the extent necessary to discharge the responsibilities reasonably assigned to Employee hereunder, and to use Employee’s reasonable best efforts to perform faithfully, effectively and efficiently such responsibilities. During the Employment Term, it shall not be a violation of this Agreement for Employee to: (i) serve on corporate, civic or charitable boards or committees; (ii) deliver lectures or fulfill speaking engagements; or (iii) manage personal investments, so long as such activities do not (A) violate the terms of this Agreement or any other agreement between Employee and the Company, or between the Company and any third party of which Employee becomes, or is made, aware or (B) constitute an actual or prospective conflict of interest or otherwise interfere with the performance of Employee’s responsibilities as an employee of the Company in accordance with this Agreement.

(c) To induce the Company to enter into this Agreement, Employee represents and warrants to the Company that he is subject to no restraint, limitation, or restriction by virtue of any agreement or arrangement, or by virtue of any law or rule of law or otherwise which would impair his right or ability: (i) to enter the employ of the Company; or (ii) to perform fully his duties and obligations pursuant to this Agreement.

3. Term of Employment. This Agreement and the employment relationship and terms hereunder shall continue from the Effective Date until Employee’s employment is terminated by either the Company or Employee pursuant to Section 7 (the “Employment Term”).

4. Compensation. In consideration for all services rendered by Employee to the Company during the Employment Term, and the covenants and agreements of Employee set forth herein, the Company shall pay or cause to be paid to Employee, and Employee shall accept, the payments and benefits set forth in this Section 4. The Company shall be entitled to deduct and/or withhold from the compensation amounts payable under this Agreement, all amounts required or permitted to be deducted or withheld under any federal, state, or local law or regulation, or in connection with any Benefit Plan (as defined below) in which Employee participates and which mandates a contribution, assessment, or co-payment by the participants therein.

(a) Base Salary. The Company shall pay Employee a base salary at the rate of $500,000.00 per calendar year, which amount shall be subject to increases (but not decreases) as set forth below (the “Base Salary”). Employee’s Base Salary shall be paid in approximately equal installments in accordance with the Company’s regular payroll practices, as such practices may be modified from time to time (but not less frequently than monthly). During the Employment Term, Employee’s Base Salary shall be reviewed annually (on a calendar year basis) and shall be subject to increases (but not decreases) at the discretion of the Company. The term “Base Salary” as used in this Agreement shall refer to the Base Salary as so increased from time to time.

(b) Bonus Plans. Employee shall be eligible to receive a discretionary “Performance Bonus” for each calendar year during the Employment Term. The Performance Bonus, if any, shall be determined on a calendar year basis by the Compensation Committee of the Company with a target amount of 20% of the Base Salary. The bonus shall be paid as and when determined by the Board, but no later than March 15 of the calendar year following the year to which the Performance Bonus is attributable.

(c)  Benefit Plans. During the Employment Term, on the first day of the month following the Effective Date, Employee shall be eligible to participate all benefit plans of the Company, including, without limitation, equity, profit sharing, medical coverage, dental, accident, retirement, life and or other retirement or welfare benefits that may be provided by the Company from time to time to Company employees of comparable status, subject to, and to the extent that, Employee is eligible under such benefit plans in accordance with their respective terms.

2

(d) Stock Option. The Board of Directors of the Company (the “Board”) has approved that Employee shall be entitled to a nonqualified stock option (the “Stock Option”) to purchase up to 200,000 shares of the Company’s common stock with an exercise price equal to the closing price of the Company’s common stock on the business day prior to the Effective Date of this Agreement. The Stock Option shall be granted on the Effective Date subject to a standalone non-statutory stock option agreement pursuant to the NASDAQ inducement grant exception and shall be subject to the terms thereof (the “Option Agreement”), a copy of which Option Agreement is annexed hereto as Exhibit A. As more fully set forth in the Option Agreement: (i) provided the Employee’s service with the Company continues through each applicable vesting date, the shares subject to the Stock Option shall vest ratably and become exercisable in equal monthly tranches, based on the passage of time, over 36 consecutive months, with the first month vesting being the Effective Date of this Agreement; and (ii) notwithstanding anything set forth in clause (i) of this sentence, the Stock Option shall vest and become exercisable in full upon the consummation of a Sale Event (as defined in the Option Agreement). The Stock Option is intended to be exempt from Section 409A of the Code and shall be administered and interpreted consistent with such intent. The Option Agreement, executed on behalf of the Company, shall be issued to Employee on the Effective Date. All terms of the Stock Option shall be governed by the Option Agreement. For the avoidance of doubt, the Option Agreement shall not include post-employment restrictive covenant provisions and the terms “Cause”, and “Good Reason” used in the Option Agreement shall have the meanings ascribed to such terms in this Agreement.

(e) Performance Bonus for Pharmaceutical Deals. Subject to the following performance terms, the Board has approved that Employee shall be awarded up to a total of 300,000 restricted shares of the Company’s common stock (“Restricted Shares”) for Employee’s sourcing, and material contribution to the consummation, of up to three consummated Pharmaceutical Deals (as defined below). The Restricted Shares shall be awarded on the Effective Date and shall be subject to the terms of a restricted stock award agreement pursuant to the NASDAQ inducement grant exception and shall be subject to the terms thereof (the “Restricted Stock Award Agreement”), a copy of which is Restricted Stock Award Agreement is annexed hereto as Exhibit B. As more fully set forth in the Restricted Stock Award Agreement, the vesting schedule for the Restricted Shares awarded for each of the three aforementioned Pharmaceutical Deals shall be as follows: (i) 50,000 Restricted Shares upon the Pharmaceutical Deal closure (e.g., the closing or effective date of the Pharmaceutical Deal); and (ii) 50,000 Restricted Shares if the product resulting from the Pharmaceutical Deal generates at least $5 million dollars in Net Sales (as defined below); provided, that, any unvested Restricted Shares shall vest in full upon a Sale Event (as defined in the Restricted Share Award Agreement). The Restricted Share Award Agreement, executed on behalf of the Company, shall be issued to Employee on the Effective Date. All terms of the Restricted Shares award shall be governed by the Restricted Share Award Agreement. For the avoidance of doubt, the Restricted Share Award Agreement shall not include post-employment restrictive covenant provisions and, if applicable, the terms “Cause” and “Good Reason” used in the Restricted Share Award Agreement shall have the meanings ascribed to such terms in this Agreement.

2

As used herein, the following capitalized terms shall have the respective meanings set forth below:

“Net Sales” means the sum of the Company’s, its Subsidiaries’ and/or its other affiliates’ gross sales that are directly attributable to the applicable Pharmaceutical Deal product in the 12-month period immediately following the Company’s launch of the Pharmaceutical Deal product, less returns and chargebacks attributable to such Pharmaceutical Deal product in the 12-month period immediately following the Company’s launch of the Pharmaceutical Deal product.

“Pharmaceutical Deal” means an exclusively (i.e., at least the U.S. market) in-licensed, sub-licensed or acquired pharmaceutical product, or a manufacturing or supply agreement for a pharmaceutical product, in each case, for the United States or other markets, where such agreement has the approval of either the Chief Executive Officer or the Board of Directors.

5.  Additional Benefits. During the Employment Term, Employee shall be eligible for 15 days of vacation and other time off, long-term incentive plan, reimbursement of reasonable expenses, and other employment benefits that may be provided by the Company from time to time to Company employees of comparable status, subject to, and to the extent that, Employee is eligible under such benefits in accordance with their respective terms. The Company reserves the right to change benefits from time to time in its discretion.

6.	Covenants of Employee.

(a) Employee will truthfully and accurately make, maintain, and preserve all records and reports that the Company may from time-to-time reasonably request or require;

(b) Employee will obey all regulations, established rules, and reasonable special instructions applicable to Employee, and will be always loyal and faithful to the Company, endeavoring to improve Employee’s ability and knowledge of the business to increase the value of Employee’s services to the mutual benefit of the Parties;

(c) Employee will make available to the Company all information of which Employee has knowledge relating to the business of the Company or any of the Company’s Subsidiaries and will make all suggestions and recommendations which Employee feels will be of benefit to the Company;

(d) Employee will fully account for all money, records, goods, wares and merchandise or other property belonging to the Company of which Employee has custody, and will pay over and deliver the same promptly whenever and however he may be reasonably directed to do so;

(e) Employee acknowledges that if and when issued, he must sign and comply with an Employee Confidential Information and Inventions Assignment Agreement, which shall include customary provisions prohibiting unauthorized use or disclosure of the Company’s proprietary information and customary provisions providing for the assignment of inventions conceived or created by Employee during his employment with the Company. For the avoidance of doubt, the Employee Confidential Information Inventions Assignment Agreement shall not impose upon Employee any post-employment obligations other than those pertaining to the non-disclosure and/or unauthorized use of confidential information and the assignment of inventions conceived or created by Employee during his employment with the Company.

3

(f) Employee agrees that upon termination of his employment hereunder he will immediately surrender and turn over to the Company all books, records, forms, specifications, formulae, data, processes, papers, and writings related to the business of the Company, and all other property belonging to the Company, together with all copies of the foregoing, it being understood and agreed that the same are the sole property, directly or indirectly, of the Company;

(g) Employee understands that in his performing work for the Company, he will be expected not to use or disclose any confidential information, including trade secrets, of any former employer or other person that Employee has an obligation of confidentiality. Rather, Employee further understands that he will be expected to use only that information which is generally known and used by persons with training and experience comparable to his own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by the Company. Employee agrees that he will not bring onto Company premises any unpublished documents or property belonging to any former employer or other person to whom Employee has an obligation of confidentiality. Employee hereby represents that he has disclosed to the Company any contract he has signed that may restrict Employee’s activities on behalf of the Company.

(h) Employee acknowledges and understands that the securities of the Company are publicly traded and subject to the Securities Act of 1933 and the Securities Exchange Act of 1934. As a result, Employee acknowledges and agrees that: (i) he is required under applicable securities laws to refrain from trading in securities of the Company while in possession of material nonpublic information and to refrain from disclosing any material nonpublic information to anyone except as permitted by this Agreement in connection with the performance of Employee’s duties hereunder; and (ii) he will communicate to any person to whom Employee communicates any material nonpublic information that such information is material nonpublic information and that the trading and disclosure restrictions in clause (i) above also apply to such person.

7. Termination of Employment. Employee’s employment with the Company will be “at-will.” Either the Company or Employee can terminate the employment relationship at any time and for any reason, with or without notice. Notwithstanding the foregoing, if Employee’s employment is terminated by the Company without Cause or Employee resigns from his employment for Good Reason, then: (a) Employee will receive from the Company, severance pay equal to Employee’s then current monthly Base Salary (at the rate in effect on the last day of Employee’s employment or, in the case of a termination for Good Reason due to a reduction in Base Salary, at the rate in effect immediately prior to such reduction) for a period of twelve (12) months from the date of termination of Employee’s employment, which severance payments shall be paid in accordance with the Company’s customary payroll procedures (but not less frequently than monthly); and (b) during the twelve (12) month period following the last day of Employee’s employment, Employee shall continue to receive all employee benefits and shall participate in all employee Benefit Plans described herein; provided, that, if the terms of the Company’s medical and dental plans do not permit Employee to continue to participate in such plans after the date of termination, the then the Company shall pay Employee’s cost of COBRA (including coverage for his spouse and children) for the twelve (12) month period following the date of termination.

4

As used herein, the following terms shall have the respective meanings set forth below:

“Cause” means that Employee has:

(a)	breached any provision hereof provided that such breach caused, was reasonably likely to cause, or may cause material harm to the business of the Company;

(b)	habitually or willfully neglected the material duties which Employee was required to perform under any provision of this Agreement;

(c)	misappropriated funds or property of the Company or otherwise engaged in acts of dishonesty, fraud, misrepresentation, or other acts of moral turpitude, even if not in connection with the performance of Employee’s duties hereunder; provided that such acts could reasonably be expected to result in prejudice to the interests of the Company if Employee were retained as an employee;

(d)	secured any personal profit not completely disclosed to and approved by the Company in connection with any transaction entered on behalf of or with the Company or any Subsidiary of the Company; or

(e)	habitually or willfully failed to carry out and perform duties assigned to Employee in accordance with the terms hereof.

For purposes of the definition of “Cause,” no act or failure to act on the part of Employee, shall be considered “willful” unless it is done, or omitted to be done, by Employee in bad faith or without reasonable belief that Employee’s action or omission was in the best interests of the Company. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by Employee in good faith and in the best interests of Employer.

Further, for purposes of this section, Employee shall not be terminated for Cause without: (i) reasonable notice to the Employee setting forth the reasons for the Company’s intention to terminate Employee’s employment for Cause and a reasonable opportunity to cure such situation (if capable of cure); (ii) an opportunity for the Employee, together with counsel, to be heard before the Compensation Committee or a specially convened subcommittee of the Board, and if such opportunity is exercised by Employee, the Company’s Chief Executive Officer may suspend Employee, with pay during the reasonable period of time it takes for any Board involvement; and (iii) delivery to the Employee of a notice of termination from the Company, finding that, in the good faith opinion of either (A) 50% of the members of the Board, provided that such 50% includes the Company’s Chief Executive Officer, or (B) a majority of the Board, the Employee had engaged in the conduct set forth above and specifying the particulars thereof in detail.

5

“Good Reason” means the occurrence of any of the following, in each case, without Employee’s express prior written consent that any of the following do not constitute “Good Reason”: (a) a material breach by the Company of the material terms of this Agreement; (b) any non-diminutive reduction in Employee’s Base Salary; (c) a material diminution in Employee’s title, authority, duties or responsibilities; or (d) the requirement that Employee report to any individual other than the Company’s Chief Executive Officer, the Board, or a subcommittee of the Board, unless otherwise agreed to by the Employee and the Company’s Chief Executive Officer; provided, however, that Employee must notify the Company within forty-five (45) days of the occurrence of any of the foregoing conditions that he considers it to be a “Good Reason” condition and provide the Company with at least forty-five (45) days in which to cure the condition. If Employee fails to provide this notice and cure period or resigns more than six (6) months after the initial existence of the condition, his resignation will not be deemed to be for “Good Reason.”

8.  Amendment and Waiver. This Agreement may not be changed orally but only by written documents signed by the Party against whom enforcement of any waiver, change, modification, extension or discharge is sought. Any such written agreement shall be, and shall be conclusively deemed to be, a ratification and confirmation of this Agreement, except as expressly set forth in such written amendment. The waiver by any Party of a breach of any provision of this Agreement shall not operate as or be construed to be a waiver of any subsequent breach thereof, nor of any breach of any other term or provision of this Agreement.

9. Indemnification; D&O Insurance. During the Term and thereafter, the Company shall indemnify and hold harmless Employee from and against any and all losses, suits, actions, causes of action, judgments, damages, liabilities, penalties, fines, costs or claims of any kind or nature relating to or arising out (a) Employee’s position as an officer, director, employee and/or agent of the Company or any of any of its Subsidiaries or other affiliates (or, if applicable, his former position as an officer, director, employee or agent of the Company or any of its Subsidiaries or other affiliates), (b) Employee’s position or service as a trustee or committee member of, or with respect to, any of the Company’s or any of its Subsidiaries’ or other affiliates’ employee benefit plans (or, if applicable, his former position as a trustee or committee member of, or with respect to, any of the Company’s or any of Subsidiaries’ or other affiliates’ employee benefit plans, and/or (c) Employee’s position as an officer or director of any other entity at the request of the Company or any of its Subsidiaries or other affiliates (or, if applicable, his former position as an officer or director of any other entity at the request of the Company or any of its Subsidiaries or other affiliates), in each case, to the fullest extent provided (i) by the Company’s organizational documents, (ii) under the Company’s Directors and Officers Liability insurance policies, or (iii) under the Delaware General Corporation law. The Company agrees that it (A) will maintain a Directors and Officers Liability insurance policy, (B) Employee shall be covered under such policy in accordance with its terms to the maximum extent of coverage available under such policy, and (C) Employee shall continue to be covered by such policy both during the Employment Term and following the termination of Employee’s employment (for any reason) so long as Employee shall or may be subject to any claims, suits, actions and/or proceedings by reason of Employee’s status as (or former status as) an officer, director and/or agent of the Company or any of its Subsidiaries or other affiliates The foregoing provisions of this Section 9 are a supplement to and in furtherance of the Company’s organizational documents (and any resolutions adopted pursuant thereto) and shall not be deemed a substitute therefore, nor to diminish or abrogate any rights of Employee thereunder.

6

10. 409A Compliance. All payments under this Agreement are intended to comply with or be exempt from the requirements of Section 409A of the Code and regulations promulgated thereunder (“Section 409A”). To the extent permitted under applicable regulations and/or other guidance of general applicability issued pursuant to Section 409A, the Company reserves the right to modify this Agreement to conform with any or all relevant provisions regarding compensation and/or benefits so that such compensation and benefits are exempt from the provisions of 409A and/or otherwise comply with such provisions so as to avoid the tax consequences set forth in Section 409A and to assure that no payment or benefit shall be subject to an “additional tax” under Section 409A. To the extent that any provision in this Agreement is ambiguous as to its compliance with Section 409A, or to the extent any provision in this Agreement must be modified to comply with Section 409A, such provision shall be read in such a manner so that no payment due to Employee shall be subject to an “additional tax” within the meaning of Section 409A(a)(1)(B) of the Code. If necessary to comply with the restriction in Section 409A(a)(2)(B) of the Code concerning payments to “specified employees,” any payment on account of Employee’s separation from service that would otherwise be due hereunder within six (6) months after such separation shall be delayed until the first business day of the seventh month following the last day of Employee’s employment and the first such payment shall include the cumulative amount of any payments (without interest) that would have been paid prior to such date if not for such restriction. Each payment in a series of payments hereunder shall be deemed to be a separate payment for purposes of Section 409A. In no event may Employee, directly or indirectly, designate the calendar year of payment. All reimbursements provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during Employee’s lifetime (or during a shorter period of time specified in this Agreement), (ii) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred, and (iv) the right to reimbursement is not subject to liquidation or exchange for another benefit. Notwithstanding anything contained herein to the contrary, Employee shall not be considered to have terminated employment with the Company for purposes of Section 10 unless Employee would be considered to have incurred a “termination of employment” from the Company within the meaning of Treasury Regulation §1.409A-1(h)(1)(ii).

11. 280G Modified Cutback.

(a) If any payment, benefit or distribution of any type to or for the benefit of Employee, whether paid or payable, provided or to be provided, or distributed or distributable pursuant to the terms of this Agreement or otherwise (collectively, the “Parachute Payments”) would subject Employee to the excise tax imposed under Section 4999 of the Code (the “Excise Tax”), the Parachute Payments shall be reduced so that the maximum amount of the Parachute Payments (after reduction) shall be one dollar ($1.00) less than the amount which would cause the Parachute Payments to be subject to the Excise Tax; provided that the Parachute Payments shall only be reduced to the extent the after-tax value of amounts received by Employee after application of the above reduction would exceed the after-tax value of the amounts received without application of such reduction. For this purpose, the after-tax value of an amount shall be determined taking into account all federal, state, and local income, employment and excise taxes applicable to such amount. Unless Employee shall have given prior written notice to the Company to effectuate a reduction in the Parachute Payments if such a reduction is required, which notice shall be consistent with the requirements of Section 409A to avoid the imputation of any tax, penalty or interest thereunder, then the Company shall reduce or eliminate the Parachute Payments by first reducing or eliminating any cash payments (with the payments to be made furthest in the future being reduced first), then by reducing or eliminating accelerated vesting of stock options or similar awards, and then by reducing or eliminating any other remaining Parachute Payments; provided, that no such reduction or elimination shall apply to any non-qualified deferred compensation amounts (within the meaning of Section 409A) to the extent such reduction or elimination would accelerate or defer the timing of such payment in manner that does not comply with Section 409A.

7

(b) An initial determination as to whether (x) any of the Parachute Payments received by Employee in connection with the occurrence of a change in the ownership or control of the Company or in the ownership of a substantial portion of the assets of the Company shall be subject to the Excise Tax, and (y) the amount of any reduction, if any, that may be required pursuant to the previous paragraph, shall be made by an independent accounting firm selected by the Company (the “Accounting Firm”) prior to the consummation of such change in the ownership or effective control of the Company or in the ownership of a substantial portion of the assets of the Company. Employee shall be furnished with notice of all determinations made as to the Excise Tax payable with respect to the Employee’s Parachute Payments, together with the related calculations of the Accounting Firm, promptly after such determinations and calculations have been received by the Company.

12. Notice. All notices and other communications hereunder shall be in writing and shall be deemed duly delivered (a) three business days after being received by registered or certified mail, return receipt requested, postage prepaid, or (b) three business days after being sent for next business day delivery, fees prepaid, via a reputable nationwide overnight courier service, in the case of the Company, to its principal office address, and in the case of Employee, to Employee’s residence address as shown on the records of the Company, or may be given by personal delivery thereof.

13. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be valid and enforceable under applicable law, but if any provision of this Agreement shall be invalid, unenforceable or prohibited by applicable law, then in lieu of declaring such provision invalid or unenforceable, to the extent permitted by law (a) the Parties agree that they will amend such provision to the minimal extent necessary to bring such provision within the ambit of enforceability, and (b) any court of competent jurisdiction may, at the request of either party, revise, reconstruct or reform such provision in a manner sufficient to cause it to be valid and enforceable.

8

14. Entire Agreement. This Agreement, together with the Employee Confidential Information and Inventions Assignment Agreement, the Option Agreement and the Restricted Stock Award Agreement, forms the complete and exclusive statement of the terms of Employee’s employment with the Company and supersedes any other agreements, representations or promises made to Employee by anyone, whether oral or written

15. Force Majeure. Neither of the Parties shall be liable to the other for any delay or failure to perform hereunder, which delay or failure is due to causes beyond the control of said Party, including, but not limited to acts of God; acts of the public enemy; acts of the United States of America or any state, territory, or political subdivision thereof or of the District of Columbia; fires; floods; epidemics, quarantine restrictions; strike or freight embargoes. Notwithstanding the foregoing provisions of this Section 15, in every case the delay or failure to perform must be beyond the control and without the fault or negligence of the Party claiming excusable delay.

16. Dispute Resolution. In the event of any dispute arising under or pursuant to this Agreement, the Parties agree to attempt to resolve the dispute in a commercially reasonable fashion before instituting any litigation or arbitration (except for emergency injunctive relief). If the parties are unable to resolve the dispute within thirty (30) days, then the parties agree to mediate the dispute with a mutually agreed upon mediator in New York, NY. If the Parties cannot agree upon a mediator within ten (10) days after either Party shall first request commencement of mediation, each Party will select a mediator within five (5) days thereof, and those mediators shall select the mediator to be used. The mediation shall be scheduled within thirty (30) days following the selection of the mediator. The Parties further agree that any applicable statute of limitations will be tolled for the period from the date mediation is requested until 14 days following the mediation. If the mediation does not resolve the dispute, then the parties irrevocably and unconditionally agree to the arbitration provisions in Section 16.

17. Arbitration. To ensure the rapid and economical resolution of disputes that may arise in connection with your employment with the Company, Employee and the Company agree that any and all disputes, claims, or causes of action, in law or equity, including but not limited to statutory claims, arising from or relating to the enforcement, breach, performance, or interpretation of this Agreement, Employee’s employment with the Company, or the termination of Employee’s employment, shall be resolved pursuant to the Federal Arbitration Act, 9 U.S.C. § 1-16, to the fullest extent permitted by law, by final, binding and confidential arbitration conducted by JAMS or its successor, under JAMS’ then applicable rules and procedures for employment disputes (available upon request and also currently available at http://www.jamsadr.com/rules-employment-arbitration/ ). The arbitration will take place in New York, NY unless otherwise agreed to by the Parties. Employee acknowledges that by agreeing to this arbitration procedure, both Employee and the Company waive the right to resolve any such dispute through a trial by jury or judge or administrative proceeding. In addition, all claims, disputes, or causes of action under this section, whether by Employee or the Company, must be brought in an individual capacity, and shall not be brought as a plaintiff (or claimant) or class member in any purported class or representative proceeding, nor joined or consolidated with the claims of any other person or entity. The arbitrator may not consolidate the claims of more than one person or entity and may not preside over any form of representative or class proceeding. To the extent that the preceding sentences regarding class claims or proceedings are found to violate applicable law or are otherwise found unenforceable, any claim(s) alleged or brought on behalf of a class shall proceed in a court of law rather than by arbitration. This paragraph shall not apply to any action or claim that cannot be subject to mandatory arbitration as a matter of law, including, without limitation, claims brought pursuant to the California Private Attorneys General Act of 2004, as amended, the California Fair Employment and Housing Act, as amended, and the California Labor Code, as amended, to the extent such claims are not permitted by applicable law(s) to be submitted to mandatory arbitration and the applicable law(s) are not preempted by the Federal Arbitration Act or otherwise invalid (collectively, the “Excluded Claims”). In the event Employee intends to bring multiple claims, including one of the Excluded Claims listed above, the Excluded Claims may be filed with a court, while any other claims will remain subject to mandatory arbitration. Employee will have the right to be represented by legal counsel at any arbitration proceeding. The arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; and (b) issue a written statement signed by the arbitrator regarding the disposition of each claim and the relief, if any, awarded as to each claim, the reasons for the award, and the arbitrator’s essential findings and conclusions on which the award is based. The arbitrator shall be authorized to award all relief that Employee or the Company would be entitled to seek in a court of law. The Company shall pay all JAMS arbitration fees more than the administrative fees that Employee would be required to pay if the dispute were decided in a court of law. Nothing in this Agreement is intended to prevent either Employee or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration.

9

18. Successors.

(a) No rights or obligations of Employee under this Agreement may be assigned or transferred by Employee other than Employee’s rights to payments or benefits hereunder, which may be transferred only by will or the laws of descent and distribution. Upon Employee’s death, this Agreement and all rights of Employee hereunder shall inure to the benefit of and be enforceable by Employee’s beneficiary or beneficiaries, personal or legal representatives, or estate, to the extent any such person succeeds to Employee’s interests under this Agreement. Subject to compliance with the terms of any Company sponsored benefit plan, Employee shall be entitled to select and change a beneficiary or beneficiaries to receive following Employee’s death any benefit or compensation payable hereunder by giving the Company written notice thereof. In the event of Employee’s death or a judicial determination of Employee’s incompetence, reference in this Agreement to Employee shall be deemed, where appropriate, to refer to Employee’s beneficiary(ies), estate or other legal representative(s).

(b) This Agreement shall inure to the benefit of and be binding upon the Company and its successors and permitted assigns.

(c) The Company shall have the right to assign this Agreement to any successor of substantially all its business or assets, and any such successor shall be bound by all the provisions hereof.

19. Governing Law. This Agreement and the rights and obligations of the Parties shall be governed by and construed and enforced in accordance with the substantive laws of New York.

20. Multiple Counterparts. This Agreement may be executed in multiple counterparts each of which shall be deemed to be an original but all of which together shall constitute but one instrument.

[Signatures on Next Page]

10

EXECUTED as of the day and year set forth below.

LIFEMD, INC.

/s/ Justin Schreiber	June 10, 2021
By: Justin Schreiber, Chairman & CEO	Date

eMPLOYEE

/s/ Alexander Mironov	June 10, 2021
By: Alexander Mironov	Date

[Signature page to Alexander Mironov Employment Agreement]

11

EXHIBIT A

LIFEMD, INC.

NON-QUALIFIED STOCK OPTION AGREEMENT

EMPLOYEE / CONTRACTOR

THIS NON-QUALIFIED STOCK OPTION AGREEMENT (the “Agreement”) entered into as of June 10, 2021 (the “Effective Date”), by and between LifeMD, Inc. (the “Company”) and Alexander Mironov (the “Optionee”).

WHEREAS, pursuant to the authority of the Board of Directors (the “Board”), the Company has granted the Optionee the right to purchase common stock, $0.01 par value per share (“Common Stock”) of the Company pursuant to stock options, at not less than 100% of fair market value.

NOW THEREFORE, in consideration of the mutual covenants and promises hereafter set forth and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1. Grant of Non-Qualified Options. The Company hereby irrevocably grants to the Optionee, as a matter of separate agreement and not in lieu of salary or other compensation for services, the right and option to purchase all or any part of an aggregate of 200,000 shares of authorized but unissued or treasury common stock of the Company (the “Options”) on the terms and conditions herein set forth. The Options are not intended to be Incentive Stock Options as defined by Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”).

2. Price. The exercise price of the shares of Common Stock subject to the Options granted hereunder shall be $____1.

3. Vesting.

(a) The Options shall vest as follows:

(i) 1/36th of the shares subject to the Option shall be fully vested on the Effective Date; and

(ii) subject to the terms herein and the Optionee continuing to perform services for the Company on each applicable vesting dates, the remaining 35/36th of the shares subject to the Option shall vest ratably and become exercisable in equal monthly tranches on the 11th day of each calendar month, based on the passage of time, over 35 consecutive months, commencing on July 11, 2021.

Notwithstanding the foregoing, the Options shall vest and become exercisable in full upon the termination of the Optionee’s employment or service with the Company without Cause (if termination is by the Company) or for Good Reason (if termination is by Optionee), as such terms are defined in the employment or service agreement of such Optionee or if such term or terms is not defined in the employment or service agreement or there is not an employment or service agreement, as defined in Section 10 of this Agreement. In lieu of fractional vesting, the number of Options shall be rounded up each time until fractional Options are eliminated.

(b) Subject to Sections 3(c) and 4 of this Agreement, Options may be exercised by providing to the Company the Notice of Option Exercise in the form attached hereto as Exhibit A after vesting and remain exercisable until 5:30 p.m. New York time on the date that is the fifth (5th) year anniversary of the date of this Agreement.

1 The per share closing price on the day prior to the Effective Date to be inserted.

(c) However, notwithstanding any other provision of this Agreement, at the option of the Board in its sole and absolute discretion, all Options shall be immediately forfeited in the event any of the following events occur:

(i) The Optionee purchases or sells securities of the Company without written authorization in accordance with the Company’s insider trading policy then in effect, if any;

(ii) The Optionee (A) discloses, publishes or authorizes anyone else to use, disclose or publish, without the prior written consent of the Company, any proprietary or confidential information of the Company, including, without limitation, any information relating to existing or potential customers, business methods, financial information, trade or industry practices, sales and marketing strategies, employee information, vendor lists, business strategies, intellectual property, trade secrets or any other proprietary or confidential information or (B) directly or indirectly uses any such proprietary or confidential information for the individual benefit of the Optionee or the benefit of a third party;

(iii) During the term of employment or service and for a period of two (2) years thereafter, the Optionee disrupts or damages, impairs or interferes with the business of the Company or its Affiliates by recruiting, soliciting or otherwise inducing any of their respective employees to enter into employment or other relationship with any other business entity, or terminate or materially diminish their relationship with the Company or its Affiliates, as applicable;

(iv) During the term of employment or service and for a period of one (1) year thereafter, the Optionee solicits or directs business of any person or entity who is (A) a customer of the Company or its Affiliates at any time or (B) solicited to be a “prospective customer” of the Company or its Affiliates, in any case either for such Optionee or for any other person or entity. For purposes of this clause (v), “prospective customer” means a person or entity who contacted, or is contacted by, the Company or its Affiliates regarding the provision of services to or on behalf of such person or entity; provided that the Optionee has actual knowledge of such prospective customer;

(v) The Optionee fails to reasonably cooperate to effect a smooth transition of the Optionee’s duties and to ensure that the Company is apprised of the status of all matters the Optionee is handling or is unavailable for consultation after termination of employment or service of the Optionee if such availability is a condition of any agreement to which the Company and the Optionee are parties;

(vi) The Optionee fails to assign all of such Optionee’s rights, title and interest in and to any and all ideas, inventions, formulas, source codes, techniques, processes, concepts, systems, programs, software, computer data bases, trademarks, service marks, brand names, trade names, compilations, documents, data, notes, designs, drawings, technical data and/or training materials, including improvements thereto or derivatives therefrom, whether or not patentable or subject to copyright or trademark or trade secret protection, developed and produced by the Optionee used or intended for use by or on behalf of the Company or the Company’s clients;

(vii) The Optionee acts in a disloyal manner to the Company, such as making comments, whether oral or in writing, that tend to disparage or injure (i) the reputation or business of the Company or its Affiliates, or is likely to result in discredit to, or loss of business, reputation or goodwill of, the Company or its Affiliates or (ii) its directors, officers or stockholders; or

(viii) A finding by the Board that the Optionee has acted against the interests of the Company or in a manner that has or may have a detrimental effect on the Company.

(d) For purposes of this Agreement, “Affiliate” means with respect to a person or entity, any other person or entity controlled by, in control of or under common control with such person or entity, and “controlled,” “controlled by,” and “under common control with” shall mean direct or indirect possession of the power to direct or cause the direction of management or policies (whether through ownership of voting securities, by contract or otherwise) of a person or entity.

4.  Representations and Warranties; Acknowledgements. In connection with the grant of the Award Shares hereunder, Optionee represents and warrants to the Company that:

(a) Optionee is able to bear the economic risk of Optionee’s investment in the Shares for an indefinite period of time because the Award Shares have not been registered under the Securities Act and, therefore, cannot be sold unless subsequently registered under the Securities Act or an exemption from such registration is available.

(b) Optionee and Optionee’s advisers have had an opportunity to ask questions and receive answers concerning the terms and conditions of the offering of the Shares as Optionee and Optionee’s advisers have requested and have had full and free access and opportunity to inspect, review, examine, and inquire about such other information concerning the Company and its subsidiaries as they have requested. Optionee and Optionee’s advisers have also been provided an opportunity to review and ask questions about the Options.

(c) Optionee has had an opportunity to consult with independent legal counsel regarding Optionee’s rights and obligations under this Agreement, and fully understands the terms and conditions contained herein. Optionee is not relying on the Company or any of its Optionees, agents, or representatives with respect to the legal, tax, economic, and related considerations of an investment in the Shares. Optionee understands that in the future the Shares may significantly increase or decrease in value, and the Company has not made any representation to the Optionee about the potential future value of the Shares.

(d) Optionee understands and agrees that the investment in the Company involves a high degree of risk and that no guarantees have been made or can be made with respect to the future value of the Award Shares or the future profitability or success of the Company.

5. Termination of Relationship. Upon Optionee’s termination of service, all unvested Options shall be automatically and irrefutably forfeited.

(a) If for any reason, except death or disability as provided below, the Optionee ceases to perform the services for which the Options were granted, the Optionee shall have the right within three (3) months from the date of cessation to exercise the Optionee’s vested Options, subject to Section 3(c) hereof.

(b) If the Optionee shall die while performing services for the Company, such Optionee’s estate or any Transferee (as defined hereinafter) shall have the right within twelve (12) months from the date of death to exercise the Optionee’s vested Options, subject to Section 3(c) hereof. For the purpose of this Agreement, “Transferee” shall mean an individual to whom such Optionee’s vested Options are transferred by will or by the laws of descent and distribution.

(c) If the Optionee shall become disabled while performing services for the Company within the meaning of Section 22(e)(3) of the Code, the three-month period referred to in Section 5(a) of this Agreement shall be extended to one year.

6. Profits on the Sale of Certain Shares; Redemption. If any of the events specified in Section 3(c) of this Agreement occur within one (1) year from the last date the Optionee performed services for which the Options were granted (the “Termination Date”), all profits earned from the sale of the Company’s securities, including the sale of shares of Common Stock underlying the Options, during the two (2) year period commencing one (1) year prior to the Termination Date shall be forfeited and forthwith paid by the Optionee to the Company within ten (10) days after the Optionee receives written demand from the Company for such payment and a copy of the documentation of the sale, including, without limitation, the purchase price therefor. Further, in such event, the Company may at its option redeem shares of Common Stock acquired upon exercise of the Options by payment of the exercise price to the Optionee. The Company’s rights under this Section 6 do not lapse one year from the Termination Date, but are a contract right subject to any appropriate statutory limitation period.

7. Transfer. No transfer of the Options by the Optionee by will or by the laws of descent and distribution shall be effective to bind the Company unless the Company shall have been furnished with written notice thereof and a copy of the letters testamentary or such other evidence as the Board may deem necessary to establish the authority of the estate and the acceptance by the Transferee or Transferees of the terms and conditions of the Options.

8. Method of Exercise. The Options shall be exercisable by a written notice in the manner and form identified on Exhibit A hereto which information shall include:

(a) state the election to exercise the Options, the number of shares to be exercised, the natural person in whose name the stock certificate or certificates for such shares of Common Stock is to be registered and such person’s address and social security number (or if more than one, the names, addresses and social security numbers of such persons);

(b) contain such representations and agreements as to the holder’s investment intent with respect to such shares of Common Stock as set forth in Section 12 hereof;

(c) be signed by the person or persons entitled to exercise the Options and, if the Options are being exercised by any person or persons other than the Optionee, be accompanied by proof, satisfactory to counsel for the Company, of the right of such person or persons to exercise the Options; and

(d) be accompanied by full payment of the purchase or exercise price and all applicable required tax withholding in United States dollars in cash or by bank or cashier’s check, certified check or money order or (i) by executing a “sell-to-cover cashless exercise” through the Company’s designated broker to promptly deliver to the Company the amount of proceeds from the sale of shares having a fair market value equal to the purchase price and all applicable required tax withholding on the date of exercise; (ii) by executing a “net cashless exercise” by having the Company withhold Option shares equivalent in value to the exercise price and all applicable required tax withholding; or (iii) by tendering shares of Common Stock equivalent in value to the exercise price and all applicable required tax withholding, subject to applicable securities laws and share holding period requirements necessary to avoid a charge to the Company’s earnings for financial accounting purposes.

Any certificate or certificates for shares of Common Stock as to which the Options shall be exercised shall be registered in the name of the person or persons exercising the Options.

9. Sale of Shares Acquired Upon Exercise of Options. If the Optionee is an officer (as defined by Section 16(b) of the Securities Exchange Act of 1934, as amended (“Section 16(b)”), any shares of the Company’s Common Stock acquired pursuant to Options granted hereunder cannot be sold by the Optionee, subject to registration or an exemption from registration such as to Rule 144 promulgated under the Securities Act of 1933, as amended (the “Securities Act”), until at least six (6) months elapse from the date of grant of the Options, except in the case of death or disability or if the grant was exempt from the short-swing profit provisions of Section 16(b).

10. Definitions; Adjustments; Sale Event.

(a) “Cause” shall mean (i) the grantee’s dishonest statements or acts with respect to the Company or any Affiliate of the Company, or any current or prospective customers, suppliers vendors or other third parties with which such entity does business; (ii) the grantee’s commission of (A) a felony or (B) any misdemeanor involving moral turpitude, deceit, dishonesty or fraud; (iii) the grantee’s failure to perform his assigned duties and responsibilities to the reasonable satisfaction of the Company which failure continues, in the reasonable judgment of the Company, after written notice given to the grantee by the Company; (iv) the grantee’s gross negligence, willful misconduct or insubordination with respect to the Company or any affiliate of the Company; or (v) the grantee’s material violation of any provision of any agreement(s) between the grantee and the Company relating to non-competition, non-solicitation, non-disclosure and/or assignment of inventions.

(b) “Good Reason” shall mean (i) a material diminution in the grantee’s base salary except for across-the-board salary reductions similarly affecting all or substantially all similarly situated employees of the Company or (ii) a change of more than 100 miles in the geographic location at which the grantee provides services to the Company, so long as the grantee provides at least 90 days’ notice to the Company following the initial occurrence of any such event and the Company fails to cure such event within 30 days thereafter.

(c) Subject to Section 10(d) hereof, if, as a result of any reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other similar change in the Company’s capital stock, the outstanding shares of Common Stock are increased or decreased or are exchanged for a different number or kind of shares or other securities of the Company, or additional shares or new or different shares or other securities of the Company or other non-cash assets are distributed with respect to such shares or other securities, in each case, without the receipt of consideration by the Company, or, if, as a result of any merger or consolidation, or sale of all or substantially all of the assets of the Company, the outstanding shares are converted into or exchanged for other securities of the Company or any successor entity (or a parent or subsidiary thereof), the Committee shall make an appropriate and proportionate adjustment in (i) the number and kind of shares or other securities subject to this Agreement, and (ii) the exercise price for each share subject to this Agreement, without changing the aggregate exercise price (i.e., the exercise price multiplied by the number of Options) as to which such Options remain exercisable. The Company shall in any event make such adjustments as may be required by the laws of Delaware and the rules and regulations promulgated thereunder. The adjustment by the Company shall be final, binding and conclusive. No fractional shares shall be issued resulting from any such adjustment, but the Company in its discretion may make a cash payment in lieu of fractional shares

(d) In the case of and subject to the consummation of a Sale Event, all outstanding Options issued hereunder shall become one hundred percent (100%) vested upon the effective time of any such Sale Event. Notwithstanding the foregoing, in the event of a Sale Event, the Company shall have the right, but not the obligation, to make or provide for a cash payment to the Optionee, without any consent of the Optionee, in exchange for the cancellation thereof, in an amount equal to the difference between (A) the value as determined by the Company of the consideration payable per share of Common Stock pursuant to the Sale Event (the “Sale Price”) times the number of shares subject to outstanding Options being cancelled (to the extent then vested and exercisable, including by reason of acceleration in connection with such Sale Event, at prices not in excess of the Sale Price) and (B) the aggregate exercise price of all such outstanding vested and exercisable Options.

(e) “Sale Event” means the consummation of i) a change in the ownership of the Company, ii) a change in effective control of the Company, or iii) a change in the ownership of a substantial portion of the assets of the Company. The occurrence of a Sale Event shall be acknowledged by the board of directors, by strictly applying these provisions without any discretion to deviate from the objective application of the definitions provided herein; provided, however, that any capital raising event, or a merger effected solely to change the Company’s domicile shall not constitute a “Sale Event.”

Except as otherwise provided herein, a change in the ownership of the Company occurs on the date that any one person, or more than one person acting as a group acquires ownership of stock of the Company that, together with stock held by such person or group, constitutes more than 50 percent of the total fair market value or total voting power of the stock of the Company. However, if any one person, or more than one person acting as a group, is considered to own more than 50 percent of the total fair market value or total voting power of the stock of the Company the acquisition of additional stock by the same person or persons is not considered to cause a change in the ownership of the Company (or to cause a change in the effective control of the Company). An increase in the percentage of stock owned by any one person, or persons acting as a group, as a result of a transaction in which the corporation acquires its stock in exchange for property will be treated as an acquisition of stock for purposes of this section. This section applies only when there is a transfer of stock of the Company (or issuance of stock) which remains outstanding after the transaction. A change in the effective control of the Company occurs only on either of the following dates: (1) The date any one person, or more than one person acting as a group acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the Company possessing 30 percent or more of the total voting power of the stock of the Company; (2) The date a majority of members of the Company’s board of directors is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Company’s board of directors before the date of the appointment or election.

A change in the ownership of a substantial portion of the Company’s assets occurs on the date that any one person, or more than one person acting as a group acquires (or has acquired during the 12- month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than 40 percent of the total gross fair market value of all of the assets of the Company immediately before such acquisition or acquisitions. For this purpose, gross fair market value means the value of the assets of the corporation, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

11. Necessity to Become Holder of Record. Neither the Optionee, the Optionee’s estate, nor the Transferee have any rights as a shareholder with respect to any shares of Common Stock covered by the Options until such Optionee, estate or Transferee, as applicable, shall have become the holder of record of such shares of Common Stock. No adjustment shall be made for cash dividends or cash distributions, ordinary or extraordinary, in respect of such shares of Common Stock for which the record date is prior to the date on which such Optionee, estate or Transferee, as applicable, shall become the holder of record thereof.

12. Conditions to Exercise of Options.

(a) In order to enable the Company to comply with the Securities Act and relevant state law, the Company may require the Optionee, the Optionee’s estate or any Transferee, as a condition of the exercise of the Options granted hereunder, to give written assurance satisfactory to the Company that the shares of Common Stock subject to the Options are being acquired for such Optionee’s, estate’s or Transferee’s, as applicable, own account, for investment only, with no view to the distribution of same, and that any subsequent resale of any such shares of Common Stock either shall be made pursuant to a registration statement under the Securities Act and applicable state law which has become effective and is current with regard to the shares of Common Stock being sold, or shall be pursuant to an exemption from registration under the Securities Act and applicable state law.

(b) The Options are subject to the requirement that, if at any time the Board shall determine, in its sole and absolute discretion, that the listing, registration or qualification of the shares of Common Stock subject to the Options upon any securities exchange or under any state or federal law, or the consent or approval of any governmental regulatory body, is necessary as a condition of, or in connection with the issue or purchase of such shares of Common Stock under the Options, the Options may not be exercised in whole or in part unless such listing, registration, qualification, consent or approval shall have been effected.

13. Severability. In the event any parts of this Agreement are found to be void, the remaining provisions of this Agreement shall nevertheless be binding with the same effect as though the void parts were deleted.

14. Arbitration. Any controversy, dispute or claim arising out of or relating to this Agreement, or its interpretation, application, implementation, breach or enforcement which the parties hereto are unable to resolve by mutual agreement, shall be settled by submission by either party of the controversy, claim or dispute to binding arbitration in New York County, New York (unless the parties agree in writing to a different location), before a single arbitrator in accordance with the rules of the American Arbitration Association then in effect. The decision and award made by the arbitrator shall be final, binding and conclusive on all parties hereto for all purposes, and judgment may be entered thereon in any court having jurisdiction thereof.

15. Benefit. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their legal representatives, successors and assigns.

16. Notices and Addresses. All notices, offers, acceptance and any other acts under this Agreement (except payment) shall be in writing, and shall be sufficiently given if delivered to the addressees in person, by FedEx or similar receipted delivery, or by facsimile delivery as follows:

The Optionee	Alexander Mironov
P.O. Box 218
Alpine, New Jersey 07620
Telephone: (917) 238-1860

The Company:	LifeMD, Inc.
800 Third Avenue, Suite 2800
New York, NY 10022
Telephone: (866) 351-5907

or to such other address as either of them, by notice to the other, may designate from time to time. The transmission confirmation receipt from the sender’s facsimile machine shall be evidence of successful facsimile delivery. Time shall be counted to, or from, as the case may be, the delivery in person or by mailing.

17. Attorney’s Fees. In the event that there is any controversy or claim arising out of or relating to this Agreement, or to the interpretation, breach or enforcement thereof, and any action or proceeding is commenced to enforce the provisions of this Agreement, the prevailing party shall be entitled from the non-prevailing party to its reasonable attorneys’ fee, costs and expenses.

18. Governing Law. This Agreement and any dispute, disagreement, or issue of construction or interpretation arising hereunder whether relating to its execution, its validity, the obligations provided herein or performance, shall be governed or interpreted according to the laws of the State of Delaware without regard to choice of law considerations.

19. Oral Evidence. This Agreement and any amendment thereto, constitute the entire agreement between the parties hereto and supersedes all prior oral and written agreements between the parties hereto with respect to the subject matter hereof. Neither this Agreement nor any provision hereof may be changed, waived, discharged or terminated except by a statement in writing signed by the party or parties against which enforcement or the change, waiver discharge or termination is sought.

20. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. The execution of this Agreement may be made by facsimile signature, which shall be deemed to be an original.

21. Section Headings. Section headings herein have been inserted for reference only and shall not be deemed to limit or otherwise affect, in any matter, or be deemed to interpret in whole or in part, any of the terms or provisions of this Agreement.

IN WITNESS WHEREOF the parties hereto have set their hand the day and year first above written.

LIFEMD, INC.

By:
Name:	Justin Schreiber
Title:	Chief Executive Officer

OPTIONEE:

By:
Name:	Alexander Mironov
Address:	P.O. Box 218
Alpine, New Jersey 07620

[Signature page to Non-qualified Stock Option Agreement]

EXHIBIT A

FORM OF NOTICE OF OPTION EXERCISE

To: LifeMD, Inc. (the “Company”)

(1) The undersigned hereby elects to purchase __________ shares of Common Stock of the Company (the “Shares”) pursuant to the terms of the Option Agreement by and between the Company and the undersigned dated as of __________ ___, 20__, and tenders herewith payment of the exercise price in full as set forth below.

(2) Payment shall take the form of (check applicable box):

[  ] in lawful money of the United States in the form of cash or by a bank check or cashier’s check made payable by the undersigned to the Company;

[  ] in lawful money of the United States in the form of a wire transfer to the account specified by the Company;

[  ] in the form of shares of a “broker-assisted cashless exercise” as described in Section 8(d) of the Option Agreement;

[  ] in the form of shares of a “net cashless exercise” as described in Section 8(d) of the Option Agreement; or

[  ] in the form of shares of Common Stock (a “stock-for-stock exercise”) as described in Section 8(d) of the Option Agreement.

(3) Please issue a certificate or certificates representing the Shares in the name of the undersigned or in such other name as is specified below:

____________________________________

The Shares shall be delivered via overnight courier (with tracking information to be provided to the undersigned) to the following address:

____________________________ ____________________________ ____________________________ Attn: ________________________ Tel: _________________________

OPTIONEE __________________________________

[Exhibit A to Non-qualified Stock Option Agreement]

Exhibit B

LIFEMD, INC.
RESTRICTED STOCK AWARD AGREEMENT

THIS AGREEMENT (this “Agreement”) is made as of June 10, 2021 (the “Grant Date”) between LifeMD, Inc. (the “Company”), and Alexander Mironov (the “Employee”).

WHEREAS, the Company desires to grant the Employee, shares of the Company’s Common Stock, $0.01 par value (“Shares”), subject to certain restrictions as set forth in this Agreement (the “Restricted Stock Award”);

WHEREAS, the Board of Directors (the “Board”) has determined that it would be to the advantage and best interest of the Company and its stockholders to grant the Shares herein to the Employee; and

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Grant of Restricted Shares. Subject to the terms and conditions set forth in this Agreement, the Company hereby grants to the Employee a restricted Shares award of 300,000 Shares (the “Restricted Shares”). The Restricted Shares shall vest in accordance with Section 2 hereof.

2. Vesting.

(a) The Restricted Shares shall be unvested on the Grant Date. Subject to the terms herein and the Employee continuing to perform services for the Company on each applicable vesting date, for each of up to three (3) consummated Pharmaceutical Deals (as defined below), the Restricted Shares shall vest as follows:

(i) 50,000 Restricted Shares upon the Pharmaceutical Deal closure (e.g., the closing or effective date of the Pharmaceutical Deal); and

(ii) 50,000 Restricted Shares if the product resulting from the Pharmaceutical Deal generates at least $5 million dollars in Net Sales (as defined below)

Notwithstanding the foregoing, the Restricted Shares shall vest upon the termination of the Employee’s employment with the Company without Cause (if termination is by the Company) or for Good Reason (if termination is by Employee), as such terms are defined in the employment agreement of such Employee or if such term or terms is not defined in the employment agreement or there is not an employment agreement, as defined in Section 13. In lieu of fractional vesting, the number of Restricted Shares shall be rounded up each time until fractional Restricted Shares are eliminated.

As used herein, the following capitalized terms shall have the respective meanings set forth below:

“Net Sales” means the sum of the Company’s, its Subsidiaries’ and/or its other Affiliates’ gross sales that are directly attributable to the applicable Pharmaceutical Deal product in the 12-month period immediately following the Company’s launch of the Pharmaceutical Deal product, less returns and chargebacks attributable to such Pharmaceutical Deal product in the 12-month period immediately following the Company’s launch of the Pharmaceutical Deal product.

“Pharmaceutical Deal” means an exclusively (i.e., at least the U.S. market) in-licensed, sub-licensed or acquired pharmaceutical product, or a manufacturing or supply agreement for a pharmaceutical product, in each case, for the United States or other markets, where such agreement has the approval of either the Chief Executive Officer or the Board of Directors.

(b) However, notwithstanding any other provisions of this Agreement, at the option of the Board in its sole and absolute discretion, all Restricted Shares shall be immediately forfeited in the even any of the following events occur:

(i) The Employee purchases or sells securities of the Company without written authorization in accordance with the Company’s insider trading policy then in effect, if any;

(ii) The Employee (A) discloses, publishes or authorizes anyone else to use, disclose or publish, without the prior written consent of the Company, any proprietary or confidential information of the Company, including, without limitation, any information relating to existing or potential customers, business methods, financial information, trade or industry practices, sales and marketing strategies, employee information, vendor lists, business strategies, intellectual property, trade secrets or any other proprietary or confidential information or (B) directly or indirectly uses any such proprietary or confidential information for the individual benefit of the Employee or the benefit of a third party;

(iii) During the term of employment and for a period of two (2) years thereafter, the Employee disrupts or damages, impairs or interferes with the business of the Company or its Affiliates by recruiting, soliciting or otherwise inducing any of their respective employees to enter into employment or other relationship with any other business entity, or terminate or materially diminish their relationship with the Company or its Affiliates, as applicable;

(iv) During the term of employment and for a period of one (1) year thereafter, the Employee solicits or directs business of any person or entity who is (A) a customer of the Company or its Affiliates at any time or (B) solicited to be a “prospective customer” of the Company or its Affiliates, in any case either for such Employee or for any other person or entity. For purposes of this clause (v), “prospective customer” means a person or entity who contacted, or is contacted by, the Company or its Affiliates regarding the provision of services to or on behalf of such person or entity; provided that the Employee has actual knowledge of such prospective customer;

(v) The Employee fails to reasonably cooperate to effect a smooth transition of the Employee’s duties and to ensure that the Company is apprised of the status of all matters the Employee is handling or is unavailable for consultation after termination of employment of the Employee if such availability is a condition of any agreement to which the Company and the Employee are parties;

(vi) The Employee fails to assign all of such Employee’s rights, title and interest in and to any and all ideas, inventions, formulas, source codes, techniques, processes, concepts, systems, programs, software, computer data bases, trademarks, service marks, brand names, trade names, compilations, documents, data, notes, designs, drawings, technical data and/or training materials, including improvements thereto or derivatives therefrom, whether or not patentable or subject to copyright or trademark or trade secret protection, developed and produced by the Employee used or intended for use by or on behalf of the Company or the Company’s clients;

(vii) The Employee acts in a disloyal manner to the Company, such as making comments, whether oral or in writing, that tend to disparage or injure (i) the reputation or business of the Company or its Affiliates, or is likely to result in discredit to, or loss of business, reputation or goodwill of, the Company or its Affiliates or (ii) its directors, officers or stockholders; or

(viii) A finding by the Board that the Employee has acted against the interests of the Company or in a manner that has or may have a detrimental effect on the Company.

In addition, all of the Restricted Shares shall, to the extent it is then unvested, vest immediately prior to the closing for any Sale Event (as defined below).

For purposes of this Agreement, “Affiliate” means with respect to a person or entity, any other person or entity controlled by, in control of or under common control with such person or entity, and “controlled,” “controlled by,” and “under common control with” shall mean direct or indirect possession of the power to direct or cause the direction of management policies (whether through ownership of voting securities, by contract or otherwise, of a person or entity.

3. Representations and Warranties; Acknowledgements. In connection with the grant of the Restricted Shares hereunder, Employee represents and warrants to the Company that:

(a) Employee is acquiring Restricted Shares for Employee’s own account, not as a nominee or agent, for investment only and not with a view towards, or for resale in connection with, the public sale or distribution thereof.

(b) Employee understands that: (a) the Restricted Shares have not been registered under the Securities Act of 1933 as amended (the “Securities Act”), or any state securities laws, and may not be offered for sale, sold, assigned or transferred unless (A) subsequently registered thereunder or (B) sold in reliance on an exemption therefrom; and (b) neither the Company nor any other person is under any obligation to register such securities under the Securities Act or any state securities laws or to comply with the terms and conditions of any exemption thereunder. In this regard, Employee represents that Employee is familiar with SEC Rule 144, and understands the resale limitations imposed thereby and by the Securities Act.

(c) Employee is able to bear the economic risk of Employee’s investment in the Shares for an indefinite period of time because the Restricted Shares have not been registered under the Securities Act and, therefore, cannot be sold unless subsequently registered under the Securities Act or an exemption from such registration is available.

(d) Employee and Employee’s advisers have had an opportunity to ask questions and receive answers concerning the terms and conditions of the offering of the Shares as Employee and Employee’s advisers have requested and have had full and free access and opportunity to inspect, review, examine, and inquire about such other information concerning the Company and its subsidiaries as they have requested. Employee and Employee’s advisers have also been provided an opportunity to review and ask questions about the Agreement.

(e) Employee has had an opportunity to consult with independent legal counsel regarding Employee’s rights and obligations under this Agreement, and fully understands the terms and conditions contained herein. Employee is not relying on the Company or any of its employees, agents, or representatives with respect to the legal, tax, economic, and related considerations of an investment in the Shares. Employee understands that in the future the Shares may significantly increase or decrease in value, and the Company has not made any representation to the Employee about the potential future value of the Shares.

(f) Employee understands and agrees that the investment in the Company involves a high degree of risk and that no guarantees have been made or can be made with respect to the future value of the Restricted Shares or the future profitability or success of the Company.

4. Termination of Relationship. Upon the termination of employment, all unvested Shares of Restricted Shares shall be automatically and irrefutably forfeited. If such forfeiture occurs, Employee shall execute and deliver to the Company any and all further documents (including an Assignment Separate From Certificate) as the Company reasonably requests to further document the forfeiture. As used in this Agreement, “employment”, “employ” and like terms shall be construed to include any employment or consulting relationship with the Company or its Subsidiaries. For purposes of this Agreement, a change from such an employment relationship to such a consulting relationship or vice versa shall not be treated as a termination of employment.

5. Redemption. If any of the events specified in Section 2(b) of this Agreement occur within one (1) year from the last date of the Employee’s employment (the “Termination Date”), all Restricted Shares that vested during the one (1) year period ending on the Termination Date shall be forfeited and forthwith surrendered by the Employee to the Company within ten (10) days after the Employee receives written demand from the Company for such Restricted Shares.

6. Certificates. Certificates evidencing the Restricted Shares shall be issued by the Company and shall be registered in the Employee’s name promptly after the date the shares are vested. No certificates shall be issued for fractional shares, but rather rounded up to the next whole share.

7. Rights as a Stockholder. Neither the Employee, the Employee’s estate, nor the Transferee have any rights as a shareholder with respect to any Common Stock covered by the Restricted Shares unless and until such Restricted Shares have vested. “Transferee” shall mean an individual to whom such Employee’s vested Restricted Shares are transferred by will or by the laws of descent and distribution.

8. Legend on Certificates. The certificates representing the vested Restricted Shares delivered to the Employee as contemplated by Section 6 shall bear such legends, and be subject to such stop transfer orders, as the Company may deem advisable to give notice of restrictions imposed by this Agreement, the rules, regulations, and other requirements of the Securities and Exchange Commission, any stock exchange upon which such Shares are listed, or any applicable law. The Company may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

9. Transferability. To the extent that the Restricted Shares are then unvested, Employee shall not transfer, sell, assign, pledge, hypothecate or otherwise dispose of the Restricted Shares.

10. Employment by the Company. Nothing contained in this Agreement or in any other agreement entered into by the Company and the Employee contemporaneously with the execution of this Agreement (i) shall be deemed to obligate the Company or any of its Subsidiaries to employ the Employee in any capacity whatsoever, or (ii) shall prohibit or restrict the Company or any of its Subsidiaries from terminating the employment, if any, of the Employee at any time or for any reason whatsoever, and the Employee hereby acknowledges and agrees that neither the Company nor any other Person has made any representations or promises whatsoever to the Employee concerning the Employee’s employment or continued employment by the Company.

11. Sale of Shares Acquired. If the Employee is an officer (as defined by Section 16(b) of the Securities Exchange Act of 1934, as amended (“Section 16(b)”), any shares of the Company’s Common Stock acquired pursuant to Restricted Stock Awards granted hereunder cannot be sold by the Employee, subject to registration or an exemption from registration such as to Rule 144 promulgated under the Securities Act of 1933, as amended (the “Securities Act”), until at least six (6) months elapse from the date of grant of the Restricted Stock Award, except in the case of death or disability or if the grant was exempt from the short-swing profit provisions of Section 16(b).

12. Withholding. The Employee acknowledges that the Employee is responsible for all liability for applicable tax related to the issuance or vesting of the Restricted Stock Award. Unless Employee uses a designated broker to sell Shares with an aggregate fair market value sufficient to cover the amount required to be withheld by the Company, or the Employee delivers in cash or certified check the amount required to be withheld by the Company, the Company will issue the number of Shares owed to the Employee under the Restricted Stock Award less a number of Shares equal to, in the aggregate, the amount of applicable tax related to the delivery of such Shares.

13. Definitions; Adjustments; Sale Event.

(a) “Cause” shall mean (i) the grantee’s dishonest statements or acts with respect to the Company or any Affiliate of the Company, or any current or prospective customers, suppliers vendors or other third parties with which such entity does business; (ii) the grantee’s commission of (A) a felony or (B) any misdemeanor involving moral turpitude, deceit, dishonesty or fraud; (iii) the grantee’s failure to perform his assigned duties and responsibilities to the reasonable satisfaction of the Company which failure continues, in the reasonable judgment of the Company, after written notice given to the grantee by the Company; (iv) the grantee’s gross negligence, willful misconduct or insubordination with respect to the Company or any affiliate of the Company; or (v) the grantee’s material violation of any provision of any agreement(s) between the grantee and the Company relating to non-competition, non-solicitation, non-disclosure and/or assignment of inventions.

(b) “Good Reason” shall mean (i) a material diminution in the grantee’s base salary except for across-the-board salary reductions similarly affecting all or substantially all similarly situated employees of the Company or (ii) a change of more than 100 miles in the geographic location at which the grantee provides services to the Company, so long as the grantee provides at least 90 days’ notice to the Company following the initial occurrence of any such event and the Company fails to cure such event within 30 days thereafter.

(c) Subject to Section 13(d) hereof, if, as a result of any reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other similar change in the Company’s capital stock, the outstanding shares of Common Stock are increased or decreased or are exchanged for a different number or kind of shares or other securities of the Company, or additional shares or new or different shares or other securities of the Company or other non-cash assets are distributed with respect to such shares or other securities, in each case, without the receipt of consideration by the Company, or, if, as a result of any merger or consolidation, or sale of all or substantially all of the assets of the Company, the outstanding shares are converted into or exchanged for other securities of the Company or any successor entity (or a parent or subsidiary thereof), the Committee shall make an appropriate and proportionate adjustment in the number and kind of shares or other securities subject to this Agreement. The Company shall in any event make such adjustments as may be required by the laws of Delaware and the rules and regulations promulgated thereunder. The adjustment by the Company shall be final, binding and conclusive. No fractional shares shall be issued resulting from any such adjustment, but the Company in its discretion may make a cash payment in lieu of fractional shares.

(d) In the case of and subject to the consummation of a Sale Event, all outstanding Restricted Shares issued hereunder shall become one hundred percent (100%) vested upon the effective time of any such Sale Event. Notwithstanding the foregoing, in the event of a Sale Event, the Company shall have the right, but not the obligation, to make or provide for a cash payment to the Employee, without any consent of the Employee, in exchange for the cancellation thereof, in an amount equal to the value as determined by the Company of the consideration payable per share of Common Stock pursuant to the Sale Event (the “Sale Price”) times the number of Restricted Shares being cancelled.

(e) “Sale Event” means the consummation of (i) a change in the ownership of the Company, (ii) a change in effective control of the Company, or (iii) a change in the ownership of a substantial portion of the assets of the Company. The occurrence of a Sale Event shall be acknowledged by the board of directors, by strictly applying these provisions without any discretion to deviate from the objective application of the definitions provided herein; provided, however, that any capital raising event, or a merger effected solely to change the Company’s domicile shall not constitute a “Sale Event.”

(f) Except as otherwise provided herein, a change in the ownership of the Company occurs on the date that any one person, or more than one person acting as a group acquires ownership of stock of the Company that, together with stock held by such person or group, constitutes more than 50 percent of the total fair market value or total voting power of the stock of the Company. However, if any one person, or more than one person acting as a group, is considered to own more than 50 percent of the total fair market value or total voting power of the stock of the Company the acquisition of additional stock by the same person or persons is not considered to cause a change in the ownership of the Company (or to cause a change in the effective control of the Company). An increase in the percentage of stock owned by any one person, or persons acting as a group, as a result of a transaction in which the corporation acquires its stock in exchange for property will be treated as an acquisition of stock for purposes of this section. This section applies only when there is a transfer of stock of the Company (or issuance of stock) which remains outstanding after the transaction. A change in the effective control of the Company occurs only on either of the following dates: (1) The date any one person, or more than one person acting as a group acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the Company possessing 30 percent or more of the total voting power of the stock of the Company; (2) The date a majority of members of the Company’s board of directors is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Company’s board of directors before the date of the appointment or election.

(g) A change in the ownership of a substantial portion of the Company’s assets occurs on the date that any one person, or more than one person acting as a group acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than 40 percent of the total gross fair market value of all of the assets of the Company immediately before such acquisition or acquisitions. For this purpose, gross fair market value means the value of the assets of the corporation, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

14. Limitation on Obligations. The Company’s obligation with respect to the Restricted Shares granted hereunder is limited solely to the delivery to the Employee of Shares on the date when such Shares are due to be delivered hereunder, and in no way shall the Company become obligated to pay cash in respect of such obligation. This Restricted Shares Award shall not be secured by any specific assets of the Company, nor shall any assets of the Company be designated as attributable or allocated to the satisfaction of the Company’s obligations under this Agreement. In addition, the Company shall not be liable to the Employee for damages relating to any delays in issuing the share certificates to him/her (or his/her designated entities), any loss of the certificates, or any mistakes or errors in the issuance of the certificates or in the certificates themselves.

15. Securities Laws. Upon the vesting of any Restricted Shares, the Company may require the Employee to make or enter into such written representations, warranties and agreements as the Committee may reasonably request in order to comply with applicable securities laws or with this Agreement. The granting of the Restricted Shares hereunder shall be subject to all applicable laws, rules and regulations and to such approvals of any governmental agencies as may be required.

16. Arbitration. Any controversy, dispute or claim arising out of or relating to this Agreement, or its interpretation, application, implementation, breach or enforcement which the parties hereto are unable to resolve by mutual agreement, shall be settled by submission by either party of the controversy, claim or dispute to binding arbitration in New York County, New York (unless the parties agree in writing to a different location), before a single arbitrator in accordance with the rules of the American Arbitration Association then in effect. The decision and award made by the arbitrator shall be final, binding and conclusive on all parties hereto for all purposes, and judgment may be entered thereon in any court having jurisdiction thereof.

17. Governing Law. This Agreement and any dispute, disagreement, or issue of construction or interpretation arising hereunder whether relating to its execution, its validity, the obligations provided herein or performance, shall be governed or interpreted according to the laws of the State of Delaware without regard to choice of law considerations.

18. Signature in Counterparts. This Agreement may be signed in multiple counterparts, each of which shall be deemed an original and all of which taken together shall be deemed one and the same instrument.

19. New Shares.

(a) Any shares of capital stock of the Company or any successor thereto (“New Shares”) issued by the Company from time to time (including without limitation in any stock split or stock dividend) with respect to Restricted Shares (“Old Shares”) shall also be treated as Restricted Shares for all purposes of this Agreement.

(b) The New Shares so issued shall at all times be vested in the same proportion as the Old Shares are vested. For example: (i) if none of the Old Shares are vested as of the date that the New Shares are issued, then none of the New Shares will be vested when issued, (ii) if, from time to time, 25% of the Old Shares become vested at any later date, then 25% of the New Shares shall also become vested on that date; and (iii) if all of the Old Shares are vested on a date, then all of the New Shares shall be vested on that date.

(c) The New Shares shall be subject to this Agreement, including without limitation Section 3 thereof, to the same extent as the Old Shares.

IN WITNESS WHEREOF, the parties hereto have executed this Restricted Shares Award Agreement as of the date first above written.

COMPANY:

LIFEMD, INC.

By:
Name:
Its:	Chief Executive Officer

EMPLOYEE:

Alexander Mironov